PURCHASE AND SALE AGREEMENT

     PURCHASE AND SALE AGREEMENT (this "Agreement"), dated as of the 4th day of October, 2000, by and between Deptford Crossing Associates, L.P., a Delaware limited partnership, having an office c/o Dean Witter Realty Inc., Two World Trade Center, 64th Floor, New York, New York 10048, (the "Seller"), and The Hutensky Group, LLC, a Connecticut limited liability company, having an office at 280 Trumbull Street, 2nd Floor, Hartford, Connecticut 06103-3504 (the "Purchaser").

                      W I T N E S S E T H

     WHEREAS, the Seller is the owner of the real property known as Deptford Crossing, Deptford Township, New Jersey;

     WHEREAS, the Seller and the Purchaser have entered into negotiations wherein the Purchaser expressed its intent to purchase the Property (as defined herein) from the Seller and the Seller expressed its intent to sell the Property to the Purchaser; and

     WHEREAS, the Seller and the Purchaser now desire to enter into an agreement whereby, subject to the terms and conditions contained herein, the Seller shall sell the Property to the Purchaser and the Purchaser shall purchase the Property from the Seller.

     NOW, THEREFORE, in consideration of ten ($10.00) dollars and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, it is hereby agreed as follows:

     1.  Sale of the Property.

The Seller agrees to sell and convey to the Purchaser, and the Purchaser agrees to purchase from the Seller, at the price and upon the terms and conditions set forth in this Agreement, all those certain plots, pieces and parcels of land described in
Schedule  1  hereto  (the  "Land"),  together  with  (i)   all
buildings and other improvements situated on the Land (collectively, the "Buildings"), (ii) all easements, rights of way, reservations, privileges, appurtenances, and other estates and rights of the Seller pertaining to the Land or the Buildings, (iii) all right, title and interest of the Seller in and to all fixtures, machinery, equipment, supplies and other articles of personal property attached or appurtenant to the Land or the Buildings, or used in connection therewith (collectively, the "Personal Property"), and (iv) all right, title and interest of the Seller, if any, in and to the trade names of the Buildings (the Land, together with all of the foregoing items listed in clauses (i)-(iv) above being hereinafter sometimes referred to as the "Property").

          1.1.  Excluded Property.

          Specifically excluded from the Property and this sale are all items of personal property not described in
     Section 1 (and all personal property of tenants under the Leases other than any interest of Seller therein) and the items described in Schedule 2 annexed hereto and made a part hereof.

          1.2.  Closing Date.

          The delivery of the Deed and the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Dechert Price & Rhoads, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania, 09103 on the date which is five (5) days after the end of the Due Diligence Period unless such day is not a day on which the records office of Gloucester County, New Jersey is open for business, in which case, the Closing shall take place on the next day on which such records office is open (the "Closing Date") or such earlier date as the Seller and Purchaser may agree in writing; provided that Purchaser may extend such the Closing Date to the date that is thirty-five (35) days after the expiration of the Due Diligence Period by (i) giving written notice thereof to Seller at any time prior to the end of such five (5) day,
     (ii) substituting the Cash Downpayment for any outstanding Letter of Credit, and (iii) depositing an additional Two Hundred Seventy Thousand Dollars ($270,000) (the "Additional Downpayment") with the Escrow Agent to be held pursuant to the terms of the Escrow Agreement. The Additional Downpayment shall be in the form of a certified or bank check drawn on or by a Clearing House Bank (as defined below) or by wire transfer in immediately available funds to the Escrow Agent's account as set forth in the Escrow Agreement. Notwithstanding anything to the contrary in this Section 1.2, Purchaser shall have one (1) option to extend the Closing Date for two (2) days, provided Purchaser delivers to Seller written notice of its intent to exercise such option no later than the date which is five
     (5) days or thirty-five (35) days, as applicable, after the end of the Due Diligence Period. From and after the date that the Escrow Agent is in receipt of the Additional Downpayment, the definition "Cash Downpayment" shall be deemed to include the Additional Downpayment.

     2.  Purchase Price.

     The purchase price to be paid by the Purchaser to the Seller for the Property (the "Purchase Price") is Thirteen
Million Five Hundred Thousand Dollars ($13,500,000) payable as follows:

          (a) Two Hundred Seventy Thousand Dollars ($270,000) shall be payable simultaneously with the execution and delivery of this Agreement, by delivery to Lawyers Title Insurance Corporation (the "Escrow Agent") of either (i) a certified or bank check drawn on or by a bank which is a member of the New York Clearing House Association (a "Clearing House Bank") or by wire transfer of immediately available funds to the Escrow Agent's account as set forth in the Escrow Agreement (the "Cash Downpayment") or
     (ii) a letter of credit in substantially in the form of Exhibit L hereto from Hudson United Bank (the "Letter of Credit"). The Purchaser may substitute the Cash Downpayment for the Letter of Credit at any time. In any event, the Letter of Credit shall be converted to the Cash Downpayment no latter than the Closing Date. The Cash Downpayment or the Letter of Credit, as the case may be, shall be held and disbursed by the Escrow Agent in accordance with the terms of Section 15. At the Closing, the Deposit shall be delivered to the Seller and such amount shall be credited against the portion of the Purchase Price payable pursuant to Section 2(b).

          (b) The balance of the Purchase Price (i.e., the Purchase Price minus the credit set forth in Section 2(a) above), plus or minus the apportionments set forth in
     Section 3, shall be paid at the Closing by bank wire transfer of immediately available funds to the Seller's account or to the account or accounts of such other party or parties as may be designated by the Seller on or before the Closing Date.

     3. Apportionments

     The following shall be apportioned between the Seller and the Purchaser at the Closing as of 11:59 p.m. of the day preceding the Closing Date (the "Adjustment Date"):

          (a) fixed or base rents ("Rents") which have been prepaid, Rents for the month in which the Closing occurs and Additional Rents and other amounts paid by tenants applicable to periods which begin before but expire after the Closing Date, which have been received by Seller;

          (b) real estate taxes, special assessments, water charges, sewer rents and charges with the Seller to be responsible for any period or portion thereof (calculated on a per diem basis) occurring prior to the Adjustment Date and the Purchaser to be responsible for all of the same relating to any period or portion thereof occurring thereafter, regardless of when billed;

          (c) value of prepaid fuel belonging to the Seller stored on the Property, at the Seller's cost, including any taxes, on the basis of a statement from the Seller's suppliers;

          (d) charges and payments under Contracts that are being assigned to the Purchaser pursuant to the terms of this Agreement and listed on Schedule 3 hereto or permitted renewals or replacements thereof;

          (e)    any   prepaid   items,   including,   without
     limitation, fees for licenses which are transferred to the Purchaser at the Closing and annual permit and inspection fees;

          (f)   utilities, to the extent required  by  Section
     3.4;

          (g) deposits with telephone and other utility companies, and any other persons or entities who supply goods or services in connection with the Property if same are assigned to the Purchaser at the Closing;

          (h) personal property taxes, if any, on the basis of the fiscal year for which assessed;

          (i) all other revenues from the operation of the Property other than Rents and Additional Rents (including, without limitation, parking charges, tenant direct electrical reimbursements, HVAC overtime charges, and telephone booth and vending machine revenues);

          (j)   New  Lease  Expenses as  provided  in  Section
     10.1.2; and

          (k) such other items as are customarily apportioned between sellers and purchasers of real properties of a type similar to the Property and located in Deptford
     Township, New Jersey.

          3.1.  Taxes.

          If the amount of real estate taxes, special assessments or other taxes for the Property for the fiscal year during which Closing occurs is not finally determined at the Adjustment Date, such taxes shall be apportioned on the basis of the full amount of the assessment  for  such period (or the assessment  for  the
     prior tax period if the assessment for the current tax period is not then known) and the rate for the immediately prior tax year, and shall be reapportioned as soon as the new tax rate and valuation, if any, has been finally determined. If any taxes which have been apportioned shall

                  subsequently be reduced  by  abatement,  the
     amount of such abatement, less the cost of obtaining the same and after deduction of sums payable to tenants under Leases or expired or terminated Leases, shall be equitably apportioned between the parties hereto.

          3.2.  Rents.

               3.2.1.  Arrearages.

               If on the Closing Date any tenant is in arrears in the payment of Rent or has not paid the Rent payable by it for the month in which the Closing occurs (whether or not it is in arrears for such month on the Closing Date), any Rents received by the Purchaser or the Seller from such tenant after the Closing shall be applied to amounts due and payable by such tenant in the manner specified by such tenant, provided that if such tenant does not so specify, such Rents shall be applied to amounts due and payable by such tenant during the following periods in the following order of priority:
          (i) first, to the month in which the Closing occurred, (ii) second, to the months following the month in which the Closing occurred, and
          (iii) third, to the months preceding the month in which the Closing occurred. If Rents or any portion thereof received by the Seller or the Purchaser after the Closing are due and payable to the other party by reason of this allocation, the appropriate sum, less a proportionate share of any reasonable attorneys' fees and costs and expenses expended in connection with the collection thereof, shall be promptly paid to the other party (to the extent not collected from or reimbursed by tenants).

               3.2.2.  Additional Rents.

               If  any  tenants are required to pay percentage
          rent, escalation charges for real estate taxes, parking charges, operating expenses and maintenance escalation charges, or other charges of a similar nature ("Additional Rents") and any Additional Rents are collected by the Purchaser from a tenant after the Closing Date, then the Purchaser shall promptly pay to the Seller out of the first such sums received from such tenant the amount of all Additional Rents which are due and payable by such tenant with respect to any period prior to the Closing Date (whether or not such Additional Rents first became due and payable on or after the Closing
          Date), less a proportionate share of any reasonable attorneys' fees and costs and expenses of collection thereof (to the extent not collected from or reimbursed by tenants). To the extent that such
                Additional Rents consist of percentage  rents,
          such  Additional Rents shall be allocated under this
          Section 3.2.2. based on the assumption that such Additional Rents are earned at a constant rate during the course of the period for which such Additional Rents are paid. The obligations of this
          Section 3.2.2. shall survive the Closing for a period of one (1) year. To the extent that tenant disputes any amount of Additional Rent, Purchaser shall only pay Seller its proportionate share, if any, of the amount thereof actually paid by tenant, and the determination of the portion thereof payable to Seller shall otherwise be subject to this paragraph.

               3.2.3.  Collection After the Closing.

               After the Closing, the Seller shall continue to
          have the right, in its own name, to demand payment of and to collect Rent and Additional Rent arrearages owed to the Seller by any tenant, which right shall include, without limitation, the right to continue or commence legal actions or proceedings against any tenant, provided, however, that such legal actions or proceedings shall not result in the termination of such tenant's Lease. The Purchaser agrees to reasonably cooperate with the Seller, at the Seller's cost, in connection with all efforts by the Seller to collect such Rents and Additional Rents by, including, without limitation, delivering to the Seller, promptly after written demand, copies of any relevant books and records (including any Rent or Additional Rent statements, receipted bills and copies of tenant checks used in payment of such Rent or Additional Rent), executing any and all consents or other documents in form and substance reasonably satisfactory to the Purchaser, and undertaking any act reasonably necessary for the collection of such Rents and Additional Rents by the Seller. If for any fiscal period which includes the Adjustment Date tenants are paying Additional Rent based upon estimates prepared by the Seller, such Additional Rents shall be reapportioned when the actual Additional Rents for the fiscal period are known. Any and all Rents, Additional Rents or other amounts received by Seller on or after the Closing Date under any of the Leases or otherwise in connection with the Property shall be received in trust for Purchaser and shall be promptly paid over to Purchaser less only any portion of the particular payment received which is due to Seller from the payor and which Seller is entitled to retain under the preceding Sections of this Agreement.

          3.3.  Water.

          If there is a water meter on the Property, the Seller shall furnish a reading to a date not more than thirty (30) days prior to the Closing Date, and the unfixed water charges and sewer rent, if any, for the intervening time shall be apportioned on the basis of such last reading.

          3.4.  Utilities.

          The Seller will attempt to obtain final cut-off readings of fuel, telephone, electricity, and gas to be made as of the Adjustment Date. The Seller shall pay the bills based on such readings promptly after the same are rendered. If arrangements cannot be made for any such cut-off reading, the parties shall apportion the charges for such services on the basis of the bill therefor for the most recent billing period prior to the Adjustment Date, and when final bills are rendered for the period which includes the Adjustment Date the Seller and Purchaser shall promptly readjust the apportionments in accordance with such final bills.

          3.5.  Post-Closing Adjustments.

          The items set forth in this Section 3 shall be apportioned at the Closing by payment of the net amount of such apportionments to the Seller in the manner set forth herein for the payment of the Purchase Price if the net apportionment is in favor of the Seller or by a credit against the Purchase Price if the net apportionment is in favor of the Purchaser. However, if any of the items subject to apportionment under the foregoing provisions of this Section 3 cannot be apportioned at the Closing because of the unavailability of the information necessary to compute such apportionment, or if any errors or omissions in computing apportionments (including errors or omissions resulting from using estimates rather than actual amounts) at the Closing are discovered subsequent to the Closing, then such item shall be reapportioned and such errors and omissions corrected as soon as practicable after the Closing Date and the proper party reimbursed, which obligation shall survive the Closing for a period of one year after the Closing Date.

     4.  Due Diligence Period.

     The Purchaser shall have a forty-five (45) day period commencing on the date hereof (the "Due Diligence Period") to examine title to the Property, to inspect the physical and financial condition of the Property and to review the Property Information. The Purchaser and the Purchaser's Representatives may contact any governmental authority or any of the Seller's tenants, vendors, employees, consultants or contractors prior to the Closing without obtaining the Seller's prior written consent.

          4.1.  Access to the Property.

          During the Due Diligence Period, the Purchaser and the Purchaser's Representatives shall have the right to enter upon the Property for the sole purpose of inspecting the Property and making surveys, soil borings, engineering tests and other investigations, inspections, assessments and tests (collectively, "Investigations"), provided (i) the Purchaser shall give the Seller not less than one (1) business days' prior written notice before each entry, (ii) the first such notice shall include sufficient information to permit the Seller to review the scope of the proposed Investigations, and (iii) neither the Purchaser nor the Purchaser's Representatives shall permit any borings, drillings or samplings to be done on the Property without the Seller's prior written consent, which shall not be unreasonably withheld or delayed. Notwithstanding the immediately preceding sentence, the Purchaser and the Purchaser's Representatives shall have the right to enter upon the Property without prior written notice for the sole purpose of (i) making Investigations that are not physically intrusive, or (ii) meeting with the person identified by the Seller in writing as the manager of the Property. Any entry upon the Property and all Investigations shall be during the Seller's normal business hours and at the sole risk and expense of the Purchaser and the Purchaser's Representatives, and shall not interfere with the activities on or about the Property of the Seller, its tenants and their employees and invitees. The Purchaser shall:

               (a) promptly repair any damage to the Property resulting from any such Investigations and replace, refill and regrade any holes made in, or excavations of, any portion of the Property used for such Investigations so that the Property shall be in the same condition as that which existed prior to such Investigations;

               (b)   fully comply with all Laws applicable  to
          the   Investigations   and  all   other   activities
          undertaken in connection therewith;

               (c)  permit the Seller to have a representative
          present   during   all   Investigations   undertaken
          hereunder;

               (d) take all reasonable actions and implement all reasonable protections necessary to ensure that all actions taken in connection with the Investigations, and the equipment, materials, and substances generated, used or brought onto the

                     Property pose no threat to the safety  or
          health of persons or the environment, and cause no damage to the Property or other property of the Seller or other persons;

               (e)   if  the  Closing does not  occur  and  if
          requested by the Seller, furnish to the Seller, at no cost or expense to the Seller, copies of all surveys, written soil test results, written engineering, written asbestos, written environmental and other written studies and reports relating to the Investigations which the Purchaser shall obtain with respect to the Property promptly after the Purchaser's receipt of same;

               (f) maintain or cause to be maintained, at the Purchaser's expense, a policy of comprehensive general public liability insurance with a combined single limit of not less than $1,000,000 per occurrence for bodily injury and property damage, automobile liability coverage including owned and hired vehicles with a combined single limit of $1,000,000 per occurrence for bodily injury and property damage, and an excess umbrella liability policy for bodily injury and property damage in the minimum amount of $3,000,000, insuring the Purchaser and the Seller and certain of Seller's Affiliates listed on Schedule 4, as additional insureds, against any injuries or damages to persons or property that may result from or are related to (i) the Purchaser's and/or the Purchaser's Representatives' entry upon the Property, (ii) any Investigations or other activities conducted thereon, and (iii) any and all other activities undertaken by the Purchaser and/or the Purchaser's Representatives in connection with the Property, and deliver evidence of such insurance policy to the Seller on or prior to the first entry on the Property; and

               (g)  indemnify  the  Seller  and  the  Seller's
          Affiliates  and  hold the Seller  and  the  Seller's
          Affiliates harmless from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including without limitation reasonable attorneys' fees and disbursements), suffered or incurred by the Seller or any of the Seller's Affiliates and arising out of or in connection with (i) the Purchaser and/or the Purchaser's Representatives' entry upon the Property, (ii) any investigations or other activities conducted thereon by the Purchaser or the Purchaser's Representatives, and (iii) any liens or encumbrances filed or recorded against the Property as a consequence of the Investigations other than any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (x) directly caused by or directly arising out of the Seller's gross negligence or willful misconduct, or
          (y) resulting from or arising out of Purchaser's discovery of any existing environmental condition or the disclosure thereof in accordance with applicable law.

          The provisions of this Section 4.1 shall survive the termination of this Agreement and the Closing.

          4.2.  Purchaser's Termination Notice.

          Subject to the last sentence of this Section 4.2, the Purchaser shall have the absolute and unconditional right to elect to terminate this Agreement by giving written notice (the "Purchaser's Termination Notice") of such election to the Seller at any time prior to the expiration of the Due Diligence Period. If the Purchaser's Termination Notice has not been deemed to have been both given by the Purchaser and received by the Seller prior to the expiration of the Due Diligence Period under Section 16, the Purchaser shall be deemed to have irrevocably waived the right of termination granted under this Section 4.2, and such right of termination shall be of no further force or effect.

          4.3.  Estoppel Certificates.

          Promptly after execution and delivery of this Agreement, the Seller agrees to request and to use commercially reasonable efforts to obtain a tenant estoppel certificate (collectively "Tenant Estoppel Certificates") from each tenant under a Lease. Subject to the last sentence of this Section 4.3, it shall be an obligation of the Seller under this Agreement to obtain executed Tenant Estoppel Certificates from all of the tenants, including the following tenants: Michaels, Pet Smart, Marshalls, TJ Maxx, Office Max, ULTA3 Cosmetics and Jo Ann Fabrics (collectively, the "Key Leases"). The Tenant Estoppel Certificates shall be in the form annexed hereto as Exhibit G and made a part hereof; provided, however, if any tenant is required or permitted under its Lease to make different statements in a certificate of such nature than are set forth in Exhibit G, after requesting a Tenant Estoppel Certificate from such tenant in the form of Exhibit G, the Seller may modify the Tenant Estoppel Certificate for such tenant to set forth only the statements required under such tenant's Lease to be made by such tenant in such a certificate, if so requested by such tenant. If any tenant other than a tenant under any of the Key Leases fails to deliver a Tenant Estoppel Certificate in the form required by this Agreement, Seller shall have the right to substitute in lieu thereof an estoppel certificate (collectively "Landlord Estoppel Certificates") substantially in such form executed by Seller and such Landlord Estoppel Certificate shall be treated for all purposes as a Tenant Estoppel Certificate from such failing tenant, provided that Landlord Estoppel Certificates may not be substituted for Tenant Estoppel Certificates for more than 25% of the non-Key Lease tenants..

     5.  Title.

     The Seller shall convey and the Purchaser shall accept good, marketable, indefeasible fee simple title to the Property subject only to those matters set forth on Schedule 5 hereto and to any and all other matters approved by Purchaser (collectively the "Permitted Encumbrances"). Purchaser shall obtain, at the Purchaser's expense, within seven (7) days after the execution of this Agreement a commitment for an owner's fee title insurance policy with respect to the Property (the "Title Commitment") from Lawyers Title Insurance Corporation (the "Title Company") and shall immediately deliver a copy of the Title Commitment to Seller. The Purchaser shall obtain, at the Purchaser's expense, within thirty-five (35) days after the execution of this Agreement an as-built survey ("Survey") of the Land and Building dated after the date of this Agreement and prepared in accordance with the "Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys" jointly established and adopted by ALTA and ACSM in 1999 and including such Table A items as Purchaser shall reasonably request and shall immediately deliver a copy of the Survey to Seller. The Survey shall contain a surveyor's certificate in favor of Purchaser and the Title Company in form and substance satisfactory for deletion of the standard survey exception from the title insurance policy.

          5.1.  Unacceptable Encumbrances.

          If the Title Commitment or the Survey indicate the existence of any liens or encumbrances (collectively, "Liens") or other defects or exceptions in or to title to the Property other than the Permitted Encumbrances (collectively, the "Unacceptable Encumbrances") subject to which the Purchaser is unwilling to accept title and the Purchaser gives the Seller notice of the same within ten (10) days after Purchaser's receipt of the Title Commitment or the Survey, respectively, the Seller shall undertake to eliminate the same (or to arrange for title insurance insuring against enforcement of such Unacceptable Encumbrances against, or collection of the same out of, the Property) subject to Section 5.2. The Purchaser hereby waives any right the Purchaser may have to advance as objections to title or as grounds for the Purchaser's refusal to close this transaction any
     Unacceptable Encumbrance which the Purchaser does not notify the Seller of within such ten (10) day period unless (i) such Unacceptable Encumbrance was first raised by the Title Company subsequent to the date of the Title Commitment or the Purchaser shall otherwise first discover same or be advised of same subsequent to the date of the Title Commitment or the Survey, respectively, and (ii) the Purchaser shall notify the Seller of the same within five (5) days after the Purchaser first becomes aware of such Unacceptable Encumbrance. The Seller, in its sole discretion, may adjourn the Closing one or more times for up to thirty (30) days in the aggregate in order to eliminate Unacceptable Encumbrances.

          5.2.  Removal of Unacceptable Encumbrances.

          The Seller shall not be obligated to bring any action or proceeding, to make any payments or otherwise to incur any expense in order to eliminate Unacceptable Encumbrances not waived by the Purchaser or to arrange for title insurance insuring against enforcement of such Unacceptable Encumbrances against, or collection of the same out of, the Property; except that the Seller shall satisfy Unacceptable Encumbrances which are (i) mortgages and past due real estate taxes and assessments secured by or affecting the Property, (ii) consensual judgements against the Seller or other consensual Liens secured by or affecting the Property, and (iii) other judgments against the Seller or other Liens secured by or affecting the Property which judgments and other Liens can be satisfied by payment of liquidated amounts not to exceed $250,000 in the aggregate for all such judgments and other Liens. The Seller may eliminate any such Unacceptable Encumbrance by the payment of amounts necessary to cause the removal thereof of record, by bonding over such Unacceptable Encumbrance in a manner reasonably satisfactory to the Purchaser or by arranging for title insurance reasonably satisfactory to the Purchaser insuring against enforcement of such Unacceptable Encumbrance against, or collection of the same out of, the Property. If the Seller fails to eliminate any such Unacceptable Encumbrance in accordance with the procedures set forth in the immediately preceding sentence, the Purchaser may proceed to closing and withhold from the Purchase Price such amounts reasonably necessary (subject in cases under clause (iii) above to the $250,000 limitation set forth in this
     Section 5.2) to cause the removal thereof of record.

          5.3.   Options  Upon Failure to Remove  Unacceptable
     Liens.

          If   the  Seller  is  unable  or  is  not  otherwise
     obligated (pursuant to Section 5.2) to eliminate all Unacceptable Encumbrances not waived by the Purchaser, or to bond over in a manner reasonably satisfactory to the Purchaser any Unacceptable Encumbrances not waived by the Purchaser, or to arrange for title insurance reasonably acceptable to the Purchaser insuring against enforcement of such Unacceptable Encumbrances against, or collection of the same out of, the Property, and to convey title in accordance with the terms of this Agreement on or before the Closing Date (whether or not the Closing is adjourned as provided in Section 5.1), the Purchaser shall elect on the Closing Date, as its sole remedy for such inability of the Seller, either (i) to terminate this Agreement by notice given to the Seller pursuant to Section 14.1, in which event the provisions of Section 14.1 shall apply, or (ii) to accept title subject to such Unacceptable Encumbrances and receive no credit against, or reduction of, the Purchase Price.

          5.4.  Use of Purchase Price.

          If on the Closing Date there may be any Liens or other encumbrances which the Seller must pay or discharge in order to convey to the Purchaser such title as is herein provided to be conveyed, the Seller may use any portion of the Purchase Price to satisfy the same, provided:

               (a) the Seller shall deliver to the Purchaser or the Title Company, at the Closing, instruments in recordable form and sufficient to satisfy such Liens or other encumbrances of record together with the cost of recording or filing said instruments; or

               (b) the Seller, having made arrangements with the Title Company, shall deposit with said company sufficient moneys acceptable to said company to insure the obtaining and the recording of such satisfactions and any such actions are satisfactory to the Title Company such that it will insure Purchaser and its lender providing financing for the Property against any such Lien or encumbrance.

          5.5.  Franchise Taxes.

          Any franchise or corporate tax open, levied or imposed against the Seller or other owners in the chain of title that may be a Lien on the Closing Date shall not be an objection to title if the Title Company omits same from the title policy issued pursuant to the Title Commitment or excepts same but insures the Purchaser against collection thereof out of the Property.

          5.6.  Transfer Taxes; Title Insurance Premiums.

          At the Closing, the Seller shall pay all transfer and recording taxes (the "Transfer Tax Payments") imposed pursuant to the Laws of the State of New Jersey or any other governmental authority in respect of the transactions contemplated by this Agreement by delivery to the Title Company of sufficient funds to pay such taxes together with any return (the "Transfer Tax Return") required thereby which shall be duly
           executed  by the Seller and the  Purchaser  to  the
     extent required by applicable law. At the Closing, the premiums due the Title Company to obtain title insurance policies in the form contemplated by the Title Commitment (as the same may be amended pursuant to this Agreement), the cost of obtaining the survey and other Closing-related expenses shall be paid in the manner set forth on
     Schedule 6 hereto.

     6. Representations and Warranties of the Seller.

     The Seller represents and warrants to the Purchaser as follows:

          (a) The Seller is a duly formed and validly existing limited partnership organized under the laws of the State of Delaware and is qualified under the laws of the State of New Jersey to conduct business therein.

          (b) The Seller has the full, legal right, power and authority to execute and deliver this Agreement and all documents now or hereafter to be executed by the Seller pursuant to this Agreement (collectively, the "Seller's Documents"), to consummate the transaction contemplated hereby, and to perform its obligations hereunder and under the Seller's Documents.

          (c) This Agreement and the Seller's Documents do not and will not contravene any provision of the limited partnership agreement of the Seller, any judgment, order, decree, writ or injunction issued against the Seller, or, to the current actual knowledge, without independent inquiry, of Robert B. Austin, Vice President of LS Deptford, Inc., but not to the knowledge of any other trustee, partner, officer, director, agent, employee or representative of the Seller or the Seller's Affiliates (which standard of knowledge is herein referred to as "Seller's Knowledge"), any provision of any laws or governmental ordinances, rules, regulations, orders or requirements (collectively, the "Laws") applicable to the Seller. The consummation of the transactions contemplated hereby will not result in a breach or constitute a default or event of default by the Seller under any agreement to which the Seller or any of its assets are subject or bound and will not result in a violation of any Laws applicable to the Seller.

          (d) There are no leases, licenses or other occupancy agreements affecting any portion of the
     Property (collectively, the "Leases"), except for the Leases listed in Schedule 7 annexed hereto and made a part hereof. The copies of the Leases furnished by the Seller to the Purchaser are true and complete. To the Seller's Knowledge, the Leases are in full force and effect, without any material default by the Seller or any tenant thereunder. Except as listed on Schedule
     7, the Seller has not given or received any notice of default which remains uncured or unsatisfied, with respect to any of the Leases. No tenant under a Lease or other person or entity has any option, right of first refusal or other right to purchase the Property or any part thereof or interest therein which is not contained in a recorded document or in a Lease delivered to the Purchaser. As of the Closing Date, Seller has performed all work and repairs required to be performed by Seller under all Leases and no work allowance or other allowance, credit or setoff is owed to any tenant under any Lease.

          (e) There are no pending or to the Seller's Knowledge, threatened actions, suits, proceedings or investigations before any court or other governmental authority to which the Seller or the Property is or would be a party before any court or other governmental authority except as set forth on Schedule 8 hereto.

          (f) Except as disclosed on Schedule 9 hereto, since the date the Seller acquired legal and beneficial title to the Property (i) to the Seller's Knowledge, neither Seller nor any third party has engaged in the generation, use, manufacture, treatment, storage or disposal of any Hazardous Substance (as hereinafter defined) on the Property in violation of Applicable Environmental Law (as hereinafter defined), and (ii) neither Seller, nor to the Seller's Knowledge, any third party has received any written notice from any governmental authority having jurisdiction over the Property of any violation of Applicable Environmental Law with respect to the Property. Disclosure of any matter on Schedule 9 hereto shall not constitute any admission by Seller that such matter was material or a violation of Applicable Environmental Law. As used in this Agreement, the term "Hazardous Substance" shall mean any substance, chemical or waste that is currently listed as hazardous, toxic or dangerous under Applicable Environmental Law. As used in this Agreement, the term "Applicable Environmental Law" shall mean the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. 9601 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. 6901, et seq.; the Water Pollution Control Act, 33 U.S.C. 1251 et seq.; the Clean Air Act, 42 U.S.C. 7401 et seq.; and the Toxic Substances Control Act, 15 U.S.C. 2601 et seq.; as the foregoing have been amended from time to time to the date of this Agreement and the regulations thereunder; and any similar state and local laws and ordinances and the regulations implementing such statutes in effect on the date hereof imposing liability or establishing standards of conduct for environmental protection.

          (g) There is no marketing fund or merchant's association for the Property.

          (h) There are no fixed or contingent leasing commissions due now or at anytime in the future that are not contained in the Leases delivered to the Purchaser.

          (i) To the Seller's Knowledge, each REA is in full force and effect and has not been modified or supplemented except as set forth in a recorded instrument. To the Seller's Knowledge, there is no default under any REA of either the Seller or any other party to any REA, and no state of facts which with notice or the passage of time would ripen into a default. To the Seller's Knowledge, no unperformed work or installations or unpaid amounts is required of or due as of the Closing Date from the Seller under any REA. To the extent that any representations of the Seller in this
     Section 6 are expressly confirmed by REA estoppels referred to in Section 8(q) or tenant estoppels referred to in Section 4.3, the Seller shall be released from any post-closing liability thereunder.

          (j) Seller has not previously assigned, encumbered, conveyed or otherwise transferred any of the Leases, the Licenses, the Contracts, the Personal Property or any of the other Property covered by the A&A Agreements, except pursuant to collateral assignments which secure financing to be paid at or prior to the Closing, and which shall be discharged and released at or prior to Closing.

          (k) Seller has not received written notice from any governmental authority, mortgagee, tenant, insurer or other party (i) alleging any current violation with respect to the Property of any zoning, environmental or other code, ordinance, law or regulation or order of any governmental authority, the requirements of any Permitted Encumbrance or the recommendations of any insurance carrier or Board of Fire Underwriters affecting the Property, or that any investigation has been commenced, or is contemplated, regarding any possible violation of any of the same; or (ii) asserting that Seller is required to perform work at the Property.

          6.1.  Survival of Representations.

          The representations and warranties of the Seller set forth in this Section 6 (i) shall be true, accurate and correct in all material respects upon the execution of this Agreement and shall be deemed to be repeated on and as of the Closing Date (except as they relate only to an earlier date), and (ii) shall remain operative and shall survive the Closing and the execution and delivery of the Deed for a period of six (6) months following the Closing Date and then shall expire, and no action or claim based thereon shall be commenced after such period.

          6.2.  Discovery of Untrue Representation.

          If at or prior to the Closing, (i) the Purchaser shall become aware that any of the representations or warranties made herein by the Seller is untrue, inaccurate or incorrect in any material respect and shall give the Seller notice thereof at or prior to the Closing, or (ii) the Seller shall notify the Purchaser that a representation or warranty made herein by the Seller is untrue, inaccurate or incorrect, then the Seller may, in its sole discretion, elect by notice to the Purchaser to adjourn the Closing one or more times for up to thirty (30) days in the aggregate in order to cure or correct such untrue, inaccurate or incorrect representation or warranty. If any such representation or warranty is not cured or corrected by the Seller on or before the Closing Date (whether or not the Closing is adjourned as provided above), then the Purchaser, as its sole remedy for such inability of Seller, shall elect either (i) to waive such misrepresentations or breaches of warranties and consummate the transactions contemplated hereby without any reduction of or credit against the Purchase Price, or (ii) to terminate this Agreement by notice given to Seller pursuant to the provisions of Section 14.1. In the event the Closing occurs, the Purchaser hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity or under this Agreement to make a claim against the Seller for damages that the Purchaser may incur, or to rescind this Agreement and the transactions contemplated hereby, as the result of any of the Seller's representations or warranties being untrue, inaccurate or incorrect if the Purchaser knew that such representation or warranty was untrue, inaccurate or incorrect and knew the extent of the breach at the time of the Closing and the Purchaser nevertheless closes title hereunder.

          6.3.  Limited Nature of Representations.

          This Agreement, as written, contains all the terms of the agreement entered into between the parties as of the date hereof, and the Purchaser acknowledges that neither the Seller nor any of the Seller's Affiliates, nor any of their agents or representatives, nor Broker has made any representations or held out any inducements to the Purchaser, and the Seller hereby specifically disclaims any representation, oral or written, past, present or future, other than those specifically set forth in this Section 6, Section 12 or elsewhere in this Agreement or the Conveyance Documents. The Purchaser acknowledges that the Seller, pursuant to the terms of this Agreement, has afforded the Purchaser the opportunity for full and complete investigations, examinations and inspections of the Property and all Property Information. The Purchaser acknowledges and agrees that, subject to the representations and warranties set forth elsewhere in this Agreement or the Conveyance Documents, (i) the Property Information delivered or made available to the Purchaser and the Purchaser's Representatives by the Seller or the Seller's Affiliates, or any of their agents or representatives may have been prepared by third parties and may not be the work product of the Seller and/or any of the Seller's Affiliates; (ii) neither the Seller nor any of the Seller's Affiliates has made any independent investigation or verification of, or has any knowledge of, the accuracy or completeness of, any Property Information prepared by third parties; (iii) the Purchaser is relying solely on its own investigations, examinations and inspections of the Property and those of the Purchaser's Representatives and on the representations and warranties of Seller contained herein and in the Conveyance Documents and is not relying in any way on the Property Information furnished by the Seller or any of the Seller's Affiliates, or any of their agents or representatives; and (iv) the Seller expressly disclaims any representations or warranties with respect to the accuracy or completeness of the Property Information, and, subject to the representations and warranties set forth in this Agreement and the Conveyance Documents, the Purchaser releases the Seller and the
     Seller's Affiliates, and their agents and representatives, from any and all liability with respect to the Property Information subject to such representations and warranties. The Purchaser or anyone claiming by, through or under the Purchaser, hereby fully and irrevocably releases the Seller and the Seller's Affiliates, and their agents and representatives, from any and all claims that it may now have or hereafter acquire against any of the Seller or the Seller's Affiliates, or their agents or representatives for any cost, loss, liability, damage, expense, action or cause of action, whether foreseen or unforeseen, arising from or related to the presence of environmentally hazardous, toxic or dangerous substances, or any other conditions (whether patent, latent or otherwise) affecting the Property, except for claims against the Seller based upon any obligations and liabilities of the Seller expressly provided in this Agreement and the documents to be delivered to the Purchaser pursuant to Sections 8(a), 8(b), 8(c), 8(d), 8(f), 8(i) (to the extent that such deliveries under Section 8(i) consist of Landlord Estoppel Certificates), 8(n), 8(o) and any other documents delivered at the Closing that by their terms contain provisions that survive the Closing (collectively, the "Conveyance Documents").

     The provisions of this Section 6 shall survive the Closing.

     7.  Representations and Warranties of the Purchaser.

     The Purchaser represents and warrants to the Seller as follows:

          (a) The Purchaser is a duly formed and validly existing limited liability company organized under the laws of the State of Connecticut, and is qualified under the laws of the State of Connecticut to conduct business therein on the date hereof.

          (b) The Purchaser has the full, legal right, power, authority and financial ability to execute and deliver this Agreement and all documents now or hereafter to be executed by it pursuant to this Agreement (collectively, the "Purchaser's Documents"), to consummate the transactions contemplated hereby, and to perform its obligations hereunder and under the Purchaser's Documents.

          (c) This Agreement and the Purchaser's Documents do not and will not contravene any provision of the operating agreement of the Purchaser, any judgment, order, decree, writ or injunction issued against the Purchaser, or any provision of any Laws applicable to the Purchaser. The consummation of the transactions contemplated hereby will not result in a breach or constitute a default or event of default by the Purchaser under any agreement to which the Purchaser or any of its assets are subject or bound and will not result in a violation of any Laws applicable to the Purchaser.

          (d) There are no pending actions, suits, proceedings or investigations to which the Purchaser is a party before any court or other governmental authority which may have an adverse impact on the transactions contemplated hereby.

     The representations and warranties of the Purchaser set forth in this Section 7 and elsewhere in this Agreement shall be true, accurate and correct in all material respects upon the execution of this Agreement, shall be deemed to be repeated on and as of the Closing Date (except as they relate only to an earlier date) and shall survive the Closing for six
(6) months.

           8.  Documents  to be Delivered  by  the  Seller  at
     Closing.

     At the Closing, the Seller shall execute, acknowledge and/or deliver, as applicable, the following to the Purchaser:

          (a)   A special warranty deed or its equivalent (the
     "Deed") conveying title to the Property in the form of Exhibit A annexed hereto and made a part hereof.

          (b) The Assignment and Assumption of Leases and Security Deposits in the form of Exhibit B annexed hereto and made a part hereof assigning all of the Seller's right, title and interest, if any, in and to the Leases in effect on the Closing Date, all guarantees thereof and the security deposits thereunder which are in the possession of or received by the Seller or that were in the possession of or received by the Seller and are now unaccounted for (the "Lease Assignment").

          (c) The Assignment and Assumption of Contracts and Licenses in the form of Exhibit C annexed hereto and made a part hereof (the "Contract and License Assignment") assigning all of the Seller's right, title and interest, if any, in and to (i) all of the assignable licenses, permits, certificates, approvals, authorizations and variances issued for or with respect to the Property by any governmental authority (collectively, the "Licenses"), and (ii) all contracts listed on Schedule 3 hereto relating to the operation of the Property (collectively, the "Contracts") not terminated by Seller pursuant to the terms of this Agreement.

          (d) The Assignment and Assumption of Intangible Property in the form of Exhibit D annexed hereto and made part hereof assigning all of the Seller's right, title and interest, if any, in and to all intangible property owned by the Seller with respect to the operation of the Property listed on Schedule 10 annexed hereto and made a part hereof, including, without limitation, the trade names Deptford Crossing Shopping Center (the "Intangible Property Assignment") (the Lease Assignment, the Contract and License Assignment and the Intangible Property Assignment are herein referred to collectively as the "A & A Agreements").

          (e) To the extent in the Seller's possession or control, executed counterparts of all Leases and New Leases and any amendments, guarantees and other documents relating thereto, together with a schedule of all tenant security deposits thereunder which are in the possession of or received by the Seller or that were in the possession of or received by the Seller and are now unaccounted for.

                (f)  A bill of sale in the form of  Exhibit  E
     annexed hereto and made a part hereof (the "Bill of Sale") conveying, transferring and selling to the Purchaser all right, title and interest of the Seller in and to all Personal Property.

          (g) Notices to the tenants of the Property in the form of Exhibit F annexed hereto and made a part hereof advising the tenants of the sale of the Property to the Purchaser and directing that rents and other payments thereafter be sent to the Purchaser or as the Purchaser may direct.

          (h) A certificate of a general partner of the Seller that the Seller has taken all necessary partnership action to authorize the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby.

          (i) Executed originals of all Tenant Estoppel Certificates and Landlord Estoppel Certificates required by Section 4.3 and any other Tenant Estoppel Certificates, received by the Seller from tenants prior to the Closing Date and not previously delivered to the Purchaser; none of which shall contain any information inconsistent with the representations and warranties of Seller contained herein or any information the knowledge (when aggregated with all other information obtained from the Tenant Estoppel Certificates and the Landlord Estoppel Certificates) of which materially impairs the value of the Property to Purchaser or its lender providing financing for the Property. If Seller delivers a Landlord Estoppel Certificate at the Closing and
     Purchaser subsequently receives a Tenant Estoppel Certificate from the corresponding tenant, the Seller may substitute the Tenant Estoppel Certificate for the Landlord Estoppel Certificate to the extent the Tenant Estoppel Certificate covers the same matters as, and does not contain additional adverse matters not contained in, the Landlord Estoppel Certificate. In this event, the Purchaser shall return the original Landlord Estoppel Certificate to the Seller and it shall be considered null and void. This Section 9(i) shall survive the Closing.

          (j) To the extent in the Seller's possession or control and not already located at a space designated by the Seller at the Property, keys to all entrance doors to, and equipment and utility rooms located in, the Property.

                (k)  To the extent in the Seller's  possession
     or control and not already located at a space designated by the Seller at the Property, all Licenses.

          (l) To the extent in the Seller's possession or control, executed counterparts of all Contracts and all warranties in connection therewith which are in effect on the Closing Date and which are assigned by the Seller.

          (m) To the extent in the Seller's possession or control and not located at a space designated by the Seller at the Property, plans and specifications of the Buildings.

          (n)  The Transfer Tax Returns, if any.

          (o) A "FIRPTA" affidavit sworn to by the Seller in the form of Exhibit H annexed hereto and made a part hereof. The Purchaser acknowledges and agrees that upon the Seller's delivery of such affidavit, the Purchaser shall not withhold any portion of the Purchase Price pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

          (p) The Seller shall use all reasonable efforts to obtain from each tenant an "SNDA" in such form as may be reasonably requested by the Purchaser's lender that is providing financing with respect to the Property.

          (q) The Seller shall use all reasonable efforts to obtain from each person or entity owning real property (other than the Property) that is benefited by the rights and easements or is entitled to enforce any restrictions or obligations created or contemplated under the Declaration of Easements and Restrictions dated August 15, 1989, recorded in Deed Book 1917, Page 180 or under any other reciprocal easement affecting the Property identified by Purchaser or its lender providing financing for the Property (collectively, the "REAs") an estoppel certificate in such form as may be reasonably requested by the Purchaser's lender that is providing financing with respect to the Property, without discrepancy, adverse claim or exception. Notices to other parties subject to REAs advising them of the sale of the Property to the Purchaser.

          (r) A letter dated after the date hereof from the New Jersey Department of Environmental Protection stating that the sale of the Property hereunder is not subject to the provisions of ISRA.

                (s) All other documents the Seller is required
     to deliver pursuant to the provisions of this Agreement or is otherwise reasonably required by the Title Company or the Purchaser's lender that is providing financing with respect to the Property.

     9. Documents to be Delivered by the Purchaser at Closing.

     At the Closing, the Purchaser shall execute, acknowledge and/or deliver, as applicable, the following to the Seller:

          (a)   The cash portion of the Purchase Price payable
     at   the  Closing  pursuant  to  Section  2,  subject  to
     apportionments, credits and adjustments as provided in this Agreement.

          (b)  The Bill of Sale.

          (c) If the Purchaser is a corporation, (i) copies of the certificate of incorporation and by-laws of the Purchaser and of the resolutions of the board of directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement certified as true and correct by the Secretary or Assistant Secretary of the Purchaser; (ii) a good standing certificate issued by the state of incorporation of the Purchaser, dated within thirty (30) days of the Closing Date; (iii) a qualification to do business certificate issued by the State of New Jersey, dated within thirty (30) days of the Closing Date; and (iv) an incumbency certificate executed by the Secretary or Assistant Secretary of the Purchaser with respect to those officers of the Purchaser executing any documents or instruments in connection with the transactions contemplated herein.

          (d) If the Purchaser is a partnership, (i) copies of the Purchaser's partnership agreement and partnership certificate (if applicable) and, if required by law or its partnership agreement, copies of partnership resolutions and/or consents of the partners authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, all certified as true and correct by the managing general partner of the Purchaser, or in the absence thereof, then by all of the Purchaser's general partners; (ii) a legal existence certificate issued by the state of incorporation of the Purchaser, dated within thirty (30) days of the Closing Date; and (iii) a qualification to do business certificate issued by the State of New Jersey, dated within thirty (30) days of the Closing Date.

                (e)  If  the Purchaser is a limited  liability
     company, (i) copies of resolutions of the manager authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, all certified as true and correct by the manager of the Purchaser; (ii) a good standing certificate issued by the state of incorporation of the Purchaser, dated within thirty (30) days of the Closing Date; and (iii) a qualification to do business certificate issued by the State of New Jersey, dated within thirty (30) days of the Closing Date.

          (f)  The A & A Agreements.

          (g)  The Transfer Tax Return, if any.

          (h) All other documents the Purchaser is required to deliver pursuant to the provisions of this Agreement or is otherwise reasonably required by the Title Company.

     10. Operation of the Property prior to the Closing Date.

     Between the date hereof and the Closing Date, the Seller shall, at its own expense, materially comply with all its obligations under all Leases and Contracts and all easement agreements benefiting the Property and, to the extent not included in the foregoing, all Permitted Exceptions. The Seller shall operate the Property in a manner consistent with past practice and materially in accordance with its insurance company's requirements and applicable federal, state and local laws, ordinances and requirements and Seller shall maintain the Property in the same condition as on the date hereof, reasonable wear and tear, casualty and condemnation (subject to the relevant provisions of Section 12) excepted, and shall maintain its existing insurance against fire and other casualty.

          10.1.  New Leases.

          Prior to the expiration of Due Diligence Period, the Seller may not modify, extend, renew, cancel or permit the expiration of any Lease or enter into any proposed Lease of all or any portion of the Property without the Purchaser's consent, which consent shall not be unreasonably withheld, delayed or conditioned and shall be given or denied, with the reasons for any such denial, within five (5) business days after receipt by the
     Purchaser of the Seller's notice requesting the Purchaser's consent to the proposed action relating to such existing or proposed Lease, together with a copy of such proposed Lease and other material information in Seller's possession regarding New Lease Expenses. If the Purchaser fails to reply to the Seller's request for consent in a notice given within such period or if the Purchaser expressly denies its consent but fails to provide  the  Seller        with  the  reasons  for  such
     denial, the Purchaser's consent shall be deemed to have been granted. After the expiration of Due Diligence Period, the Seller may not modify, extend, renew, cancel or permit the expiration of any Lease or enter into any proposed Lease of all or any portion of the Property.

               10.1.1.  New Lease Expenses.

               If  after the date of this Agreement the Seller
          enters into any Leases, or if there is any extension or renewal of any Leases, whether or not such Leases provide for their extension or renewal, or any expansion or modification of any Leases (each, a "New Lease"), the Seller shall keep accurate records of all expenses (collectively, "New Lease Expenses") incurred in connection with each New Lease, including, without limitation, the following: (i) brokerage commissions and fees relating to such leasing transaction, (ii) expenses incurred for repairs, improvements, equipment, painting, decorating, partitioning and other items to satisfy the tenant's requirements with regard to such leasing transaction, (iii) reimbursements to the tenant for the cost of any of the items described in the preceding clause (ii), and (iv) reasonable legal fees for services in connection with the preparation of documents and other services rendered in connection with the effectuation of the leasing transaction, (v) rent concessions relating to the demised space provided the tenant has the right to take possession of such demised space during the period of such rent concessions, and (vi) expenses incurred for the purpose of satisfying or terminating the obligations of a tenant under a New Lease to the landlord under another lease (whether or not such other lease covers space in the Property).

               10.1.2.  Allocation of New Lease Expenses.

               The New Lease Expenses for each New Lease allocable to and payable by the Seller shall be determined by multiplying the amount of such New Lease Expenses by a fraction, the numerator of which shall be the number of days contained in that portion, if any, of the term of such New Lease commencing on the date on which the tenant thereunder shall have commenced to pay fixed rent ("Rent Commencement Date") and expiring on the date immediately preceding the Closing Date, and the denominator of which shall be the total number of days contained in the period commencing on the Rent Commencement Date and expiring on the date of the scheduled expiration of the term of such New Lease, without provision for any optional extensions or renewals, and the remaining balance of the New Lease Expenses for each New Lease shall be allocable to and payable by the Purchaser by addition to the Purchase Price. At the Closing, the Purchaser shall reimburse the Seller for all New Lease Expenses theretofore paid by the Seller, if any, in excess of the portion of the New Lease Expenses allocated to the Seller pursuant to the provisions of the preceding sentence. For purposes of this Section 10.1.2, the Rent Commencement Date under a renewal, extension, expansion or modification of a Lease shall be deemed to be (i) in the case of a renewal or extension (whether effective prior to or after the Closing), the first date during such renewal or extension period after the originally scheduled expiration of the term of such Lease on which the tenant under such Lease commences to pay fixed rent,
          (ii) in the case of an expansion (whether effective prior to or after the Closing), the date on which the tenant under such Lease commences to pay fixed rent for the additional space, and (iii) in the case of a modification not also involving a renewal, extension or expansion of such Lease, the effective date of such modification agreement. The provisions of this Section 10.1.2 shall survive the Closing.

          10.2.  Termination of Existing Leases.

          Notwithstanding anything to the contrary contained in this Agreement, the Seller reserves the right, but is not obligated, to institute summary proceedings against any tenant or terminate any Lease as a result of a default by the tenant thereunder prior to the expiration of the Due Diligence Period. After the expiration of the Due Diligence Period, the Seller shall not institute summary proceedings against any tenant or terminate any Lease as a result of a default by the tenant thereunder. The Seller makes no representations and assumes no responsibility with respect to (i) the continued occupancy of the Property or any part thereof by any tenant and (ii) the fulfillment by any tenant of its obligations under any Lease. The removal of a tenant whether by summary proceedings or otherwise prior to the expiration of the Due Diligence Period shall not give rise to any claim on the part of the Purchaser. Further, the Purchaser agrees that it shall not be grounds for the Purchaser's refusal to close this transaction that any tenant is a holdover tenant or in default under its Lease pursuant to any economic or non-economic terms of its Lease on the Closing Date and the Purchaser shall accept title subject to such holding over or default without credit against, or reduction of, the Purchase Price.

                10.3.  Contracts.

          Prior to expiration of the Due Diligence Period, the Seller may not cancel, modify, extend, renew or permit the expiration of Contracts or enter into any new Contract without the Purchaser's prior consent, which consent shall not be unreasonably withheld or delayed, and if withheld, the Purchaser shall promptly give the Seller a notice stating the reasons therefor. If the Purchaser fails to reply within five (5) days to the Seller's request for consent in a notice given pursuant to the immediately preceding sentence or if the Purchaser expressly denies its consent but fails to provide the Seller with the reasons for such denial, the Purchaser's consent shall be deemed to have been granted. After the expiration of the Due Diligence Period, the Seller shall not modify, extend, renew or cancel any Contracts, or enter into any new Contract without the Purchaser's prior consent in each instance, in its sole and absolute discretion.

     11. Broker.

     The Purchaser and the Seller represent and warrant to each other that Cushman & Wakefield of Pennsylvania, Inc. (the "Broker") is the sole broker with whom they have dealt in connection with the Property and the transactions described herein. The Seller shall be liable for, and shall indemnify the Purchaser against, all brokerage commissions or other compensation due to the Broker arising out of the transaction contemplated in this Agreement, which compensation shall be paid subject and pursuant to a separate agreement between the Seller and the Broker. Each party hereto agrees to indemnify, defend and hold the other harmless from and against any and all claims, causes of action, losses, costs, expenses, damages or liabilities, including reasonable attorneys' fees and disbursements, which the other may sustain, incur or be exposed to, by reason of any claim or claims by any broker, finder or other person, except (in the case of the Purchaser as indemnitor hereunder) the Broker, for fees, commissions or other compensation arising out of the transactions contemplated in this Agreement if such claim or claims are based in whole or in part on dealings or agreements with the indemnifying party. The obligations and representations and warranties contained in this Section 11 shall survive the termination of this Agreement and the Closing.

     12.  Casualty; Condemnation.

          12.1.  Damage or Destruction.

          If a "material" part (as hereinafter defined) of the Property is damaged or destroyed by fire or other casualty, the Seller shall notify the Purchaser of such fact and the Purchaser shall have the option to terminate this Agreement upon notice to the Seller given not later than ten (10) business days after receipt of the Seller's notice. If (i) the Purchaser does not elect to
           terminate  this  Agreement  as   to   the   damaged
     Property, or (ii) there is damage to or destruction of an "immaterial" part ("immaterial" is herein deemed to be any damage or destruction which is not "material", as such term is hereinafter defined) of the Property, the Purchaser shall close title as provided in this Agreement and, at the Closing, the Seller shall, unless the Seller has repaired such damage or destruction prior to the Closing, (x) pay over to the Purchaser the proceeds of any insurance collected by the Seller plus any deductible thereunder and the amount of any self insurance less the amount of all reasonable costs incurred by the Seller in connection with the repair of such damage or destruction, and (y) assign and transfer to the Purchaser all right, title and interest of the Seller in and to any uncollected insurance proceeds which the Seller may be entitled to receive from such damage or destruction. A "material" part of the Property shall be deemed to have been damaged or destroyed if the cost of repair or replacement shall be five percent (5%) or more of the Purchase Price.

          12.2.  Condemnation.

          If, prior to the Closing Date, all or any "significant" portion (as hereinafter defined) of the Property is taken by eminent domain or condemnation (or is the subject of a pending taking which has not been consummated), the Seller shall notify the Purchaser of such fact and the Purchaser shall have the option to terminate this Agreement upon notice to the Seller given not later than ten (10) business days after receipt of the Seller's notice. If the Purchaser does not elect to terminate this Agreement, or if an "insignificant"
     portion ("insignificant" is herein deemed to be any taking which is not "significant", as such term is herein defined) of the Property is taken by eminent domain or condemnation, at the Closing the Seller shall assign and turnover, and the Purchaser shall be entitled to receive and keep, all awards or other proceeds for such taking by eminent domain or condemnation. A "significant" portion of the Property means (i) any portion of any building on the Land, (ii) a portion of the parking areas if the taking thereof reduces the remaining available number of parking spaces below the minimum legally required, or required under any Lease or all Leases in the aggregate,
     (iii) a portion of the Land if the taking thereof materially impairs the ingress thereto or egress therefrom, or (iv) any currently used driveway on the Land providing ingress thereto or egress therefrom.

          12.3.  Termination.

          If the Purchaser effectively terminates this Agreement pursuant to Section 12.1 or 12.2, this Agreement shall be terminated and the rights of the parties shall be the same as if notice of termination were given pursuant to Section 14.1.

     13.  Conditions Precedent to Closing.

          13.1.    Conditions  Precedent  to  the  Purchaser's
     Obligations to Perform.

            The Purchaser's obligation under this Agreement to purchase the Property is subject to the fulfillment of each of the following conditions: (i) the representations and warranties of the Seller contained herein shall be materially true, accurate and correct as of the Closing Date except to the extent they relate only to an earlier date; (ii) the Seller shall be ready, willing and able to deliver title to the Property in accordance with the terms and conditions of this Agreement; (iii) the Seller shall have delivered all the documents and other items required pursuant to Section 8, and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement to be performed or complied with by the Seller at or prior to the Closing.

          13.2.     Conditions  Precedent  to   the   Seller's
     Obligations to Perform.

            The Seller's obligation under this Agreement to sell the Property to the Purchaser is subject to the fulfillment of each of the following conditions: (i) the representations and warranties of the Purchaser contained herein shall be materially true, accurate and correct as of the Closing Date; (ii) the Purchaser shall have delivered the funds required hereunder and all the documents to be executed by the Purchaser set forth in
     Section   9;   (iii)  all  consents  and   approvals   of
     governmental authorities and parties to agreements to which the Purchaser is a party or by which the
     Purchaser's assets are bound that are required with respect to the consummation of the transactions contemplated by this Agreement shall have been obtained and copies thereof shall have been delivered to the Seller at or prior to the Closing; and (iv) the additional matters set forth in Schedule 11 annexed hereto and made a part hereof shall have occurred or been delivered to the Seller, as applicable, at or prior to the Closing.

          13.3.

           Remedies Upon Failure to Satisfy Conditions.

            In the event that any condition contained in Sections 13.1 or 13.2 is not satisfied, the party entitled to the satisfaction of such condition as a condition to its obligation to close title shall have as its sole remedy hereunder the right to elect to (i) waive such unsatisfied condition whereupon title shall close as provided in this Agreement or (ii) proceed as provided in
     Section 14 hereof.

           14.  Remedies.

          14.1.  Seller's Inability to Perform.

          If the Closing fails to occur by reason of the Seller's inability to perform its obligations under this Agreement which has not been waived pursuant to Section 13.3, then the Purchaser, as its sole remedy for such inability of the Seller, may terminate this Agreement by notice to the Seller. If the Purchaser elects to terminate this Agreement, then this Agreement shall be terminated and neither party shall have any further rights, obligations or liabilities hereunder, except as otherwise expressly provided herein (collectively, the "Surviving Obligations"), and the Deposit shall be thereupon immediately returned to Purchaser. Except as set forth in this Section 14.1, the Purchaser hereby expressly waives, relinquishes and releases any other right or remedy available to it at law, in equity or otherwise by reason of the Seller's inability, through no fault of the Seller, to perform its obligations
     hereunder.   Notwithstanding  anything  to  the  contrary
     herein, if the Seller's inability to perform its obligations under this Agreement is a result of any action of, or failure to act by, the Purchaser or any of the Purchaser's Representatives, in breach of this Agreement, the Purchaser shall not be relieved of its obligations under this Agreement and Purchaser shall not be entitled to any right or remedy provided in this
     Section 14.1 or elsewhere in this Agreement.

          14.2.  Purchaser's Failure to Perform.

          In the event the Closing fails to occur by reason of the Purchaser's failure or refusal to perform its obligations hereunder, then the Seller may terminate this Agreement by notice to the Purchaser. If the Seller elects to terminate this Agreement, then this Agreement shall be terminated and the Seller may retain the Deposit as liquidated damages for all loss, damage and expenses suffered by the Seller, it being agreed that the Seller's damages are impossible to ascertain, and neither party shall have any further rights, obligations or liabilities hereunder, except for the Surviving Obligations. Nothing contained herein shall limit or restrict the Seller's ability to pursue any rights or remedies it may have against the Purchaser with respect to the Purchaser's obligations under Section 4.1(g). Except as set forth in this Section 14.2, the Seller hereby expressly waives, relinquishes and releases any other right or remedy available to them at law, in equity or otherwise by reason of the Purchaser's default hereunder or the Purchaser's failure or refusal to perform its obligations hereunder. Notwithstanding anything to the contrary herein, if the Purchaser's default or the Purchaser's failure or refusal to perform its obligations under this Agreement is a result of any action of, or failure to act by, the Seller or any of the Seller's Affiliates, the Seller shall not be relieved of its obligations under this Agreement and the Seller shall not be entitled to any right or remedy provided in this Section 14.2 or elsewhere in this Agreement.

          14.3.  Seller's Failure to Perform.

          If the Closing fails to occur by reason of the Seller's failure or refusal to perform its obligations hereunder which has not been waived by the Purchaser, then the Purchaser, as its sole remedy hereunder, may (i) terminate this Agreement by notice to the Seller and the Deposit shall be thereupon immediately returned to Purchaser, or (ii) seek specific performance from the Seller. As a condition precedent to the Purchaser exercising any right it may have to bring an action for specific performance as the result of the Seller's failure or refusal to perform their obligations hereunder, the Purchaser must commence such an action within ninety (90) days after the occurrence of such default. The Purchaser agrees that its failure to timely commence such an action for specific performance within such ninety (90) day period shall be deemed a waiver by it of its right to commence such an action. Notwithstanding anything to the contrary herein, if the Seller's failure or refusal to perform its obligations under this Agreement is a result of any action of, or failure to act by Purchaser or any of Purchaser's
     Representatives in breach of this Agreement, the Purchaser shall not be relieved of its obligations under this Agreement and Purchaser shall not be entitled to any right or remedy provided in this Section 14.3 or elsewhere in this Agreement.

          Nothing in this Section 14 shall be deemed a waiver of any claim for intentional misrepresentation or fraud.

     15.  Escrow.

     The Escrow Agent shall hold the Letter of Credit and the Cash Downpayment, as applicable, and all interest accrued thereon, if any, (collectively, the "Deposit") in escrow and shall dispose of the Deposit only in accordance with the provisions of that certain Escrow Agreement of even date herewith by and among the Escrow Agent, the Purchaser and the Seller relating to the Property (the "Escrow Agreement") in the form of Exhibit I hereto.

     The obligation to maintain the Letter of Credit shall expire on the earlier of (i) the Seller's receipt of a Purchaser's Termination Notice timely given as contemplated by
Section 4.2 hereof, (ii) the receipt by the Escrow Agent of the Cash Downpayment as contemplated by Section 2(a) hereof,
(iii) the receipt by the Seller of the balance of the Purchase Price (i.e., the Purchase Price minus the credit set forth in Section 2(a) hereof), plus or minus the apportionments set forth in Section 3 hereof, or (iv) the termination of this Agreement by the Purchaser pursuant to
Section 5.3, 6.2, 12.1, 12.2, 14.1 or 14.3 hereof.  Within one
(1) business day after the date on which the obligation to maintain the Letter of Credit expires, the Escrow Agent will return the Letter of Credit to the issuing bank together with a letter to the issuing bank instructing the issuing bank to cancel the Letter of Credit. The Escrow Agent shall draw on the Letter of Credit, without the requirement that Escrow Agent provide prior notice thereof to the Purchaser, if the Purchaser fails to renew the Letter of Credit or substitute the Cash Downpayment therefor at least ten (10) days prior to the expiration of the then existing Letter of Credit. In such event, the Escrow Agent will deposit and hold the drawn funds in accordance with the terms of Escrow Agreement as if such funds were the Cash Downpayment.

     Simultaneously with their execution and delivery of this Agreement, the Purchaser and the Seller shall furnish the Escrow Agent with their true Federal Taxpayer Identification Numbers so that the Escrow Agent may file appropriate income tax information returns with respect to any interest earned on or credited to the Deposit. The party entitled to the economic benefit of the Deposit representing interest earned on the Cash Downpayment shall be the party responsible for the payment of any tax due thereon.

     The provisions of the Escrow Agreement shall survive the termination of this Agreement and the Closing.

     16.  Notices.

     All notices, elections, consents, approvals, demands, objections, requests or other communications which the Seller or the Purchaser may be required or desire to give pursuant to, under or by virtue of this Agreement must be in writing and (i) delivered by hand to the addresses set forth below, or
(ii) (a) sent by express mail or courier (for next business day delivery), or (b) sent by certified or registered mail, return receipt requested with proper postage prepaid, addressed as follows:

     If to the Seller:

     Deptford Crossing Associates, L.P.
     c/o Dean Witter Realty Inc.
     Two World Trade Center
     64th Floor
     New York, New York 10048
     Attention:  Robert B. Austin
          with a copy to:

     Bingham Dana LLP
     150 Federal Street
     Boston, Massachusetts 02110
     Attention:  Vincent M. Sacchetti, Esq.



     If to the Purchaser:

     The Hutensky Group, LLC
     280 Trumbull Street
     2nd Floor
     Hartford, Connecticut 06103-3504
     Attention: Brad M. Hutensky

          with a copy to:

     Dechert Price & Rhoads
     90 State House Square
     Hartford, Connecticut 06103-3702
     Attention: Timothy J. Boyce, Esq.


     The   Seller  or  the  Purchaser  may  designate  another
addressee or change its address for notices and other communications hereunder by a notice given to the other parties in the manner provided in this Section 16. A notice or other communication sent in compliance with the provisions of this Section 16 shall be deemed given and received (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above (or to such other address as such party has designated as provided above),
(ii) if sent by express mail or overnight courier, on the date it is delivered to the other party, or (iii) if sent by registered or certified mail, on the third business day following the day such mailing is made.

     17.  Property Information and Confidentiality.

     The  Purchaser  agrees that, prior to  the  Closing,  all
Property Information shall be kept strictly confidential and shall not, without the prior consent of the Seller, be disclosed by the Purchaser or the Purchaser's Representatives, in any manner whatsoever, in whole or in part, and will not be used by the Purchaser or the Purchaser's Representatives, directly or indirectly, for any purpose other than evaluating the Property. Moreover, the Purchaser agrees that, prior to the Closing, the Property Information will be transmitted only to the Purchaser's Representatives and lenders providing financing for the Property (i) who need to know the Property Information for the purpose of evaluating the Property, and who are informed by the Purchaser of the confidential nature of the Property Information, and (ii) who agree to be bound by the terms of this Section 17 and Section
6.3. The provisions of this Section 17 shall in no event apply to Property Information which is a matter of public record or public knowledge and shall not prevent the Purchaser from complying with Laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements, or from discussing the substance or any relevant details of the transactions contemplated in this Agreement with any of its attorneys, accountants, professional consultants or potential lenders, as the case may be.

          17.1.  Press Releases.

          The Purchaser and Seller, for the benefit of each other, hereby agree that between the date hereof and the Closing Date, they will not release or cause or permit to be released any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement or the transactions contemplated herein, without first obtaining the written consent of the other party hereto. It is understood that the foregoing shall not preclude either party from discussing the substance or any relevant details of the transactions contemplated in this Agreement with any of its attorneys, accountants, professional consultants or potential lenders, as the case may be, or prevent either party hereto from complying with Laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements. If the Purchaser assigns this Agreement to an affiliate of The Hutensky Group, LLC, any press release or advertising by the Seller or the Broker after such assignment shall refer to the Purchaser as an affiliate of The Hutensky Group, LLC.

          17.2.  Return of Property Information.

          In the event this Agreement is terminated, the Purchaser and the Purchaser's Representatives shall promptly deliver to the Seller all originals and copies of the Property Information furnished by the Seller to the Purchaser and in the possession of the Purchaser and the Purchaser's Representatives.

          Page>17.3.  Property Information Defined.

          As used in this Agreement, the term "Property Information" shall mean all information and documents in any way relating to the Property, the operation thereof or the sale thereof (including, without limitation, Leases, Contracts, Licenses and financial statements and reports) furnished to, or otherwise made available for review by, the Purchaser or its directors, officers, employees, affiliates, partners, brokers, agents or other representatives, including, without limitation, surveyors, attorneys, accountants, contractors, consultants, engineers and financial advisors (collectively, the "Purchaser's Representatives"), by the Seller or any of the Seller's Affiliates, or their agents or representatives, including, without limitation, their contractors, engineers, attorneys, accountants, consultants, brokers or advisors.

          17.4.  Remedies.

          In addition to any other remedies available to the Seller, the Seller shall have the right to seek equitable relief, including, without limitation, injunctive relief or specific performance, against the Purchaser or the Purchaser's Representatives in order to enforce the provisions of this Section 17 and 6.3.

     The provisions of this Section 17 shall survive the termination of this Agreement and the Closing.

     18.  Access to Records.

     For a period of three (3) years subsequent to the Closing Date, the Seller, the Seller's Affiliates and their employees, agents and representatives shall be entitled to access during business hours to all documents, books and records given to the Purchaser by the Seller at the Closing for tax and audit purposes, regulatory compliance, and cooperation with governmental investigations upon reasonable prior notice to the Purchaser, and shall have the right, at their sole cost and expense, to make copies of such documents, books and records.

     19.  Assignments.

     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and to their respective heirs, executors, administrators, successors and permitted assigns. This Agreement may be assigned by the Purchaser without the consent of the Seller. The parties hereto agree that notwithstanding the immediately preceding sentence (i) as of the date of such assignment and through and including the Closing, the Purchaser and its assignee shall be jointly and severally liable for the observance and performance of all of the terms, covenants, obligations and conditions to be observed or performed by the Purchaser or such assignee hereunder and under each of the documents executed pursuant to the terms of this Agreement, and (ii) as of the date of such assignment and through and including the Closing, the Seller shall have the right to enforce the observance and performance of all the terms, covenants, obligations and conditions to be observed or performed by the Purchaser or its assignee hereunder and under each of the documents executed in connection herewith directly against the Purchaser without notice or demand to such assignee. The parties hereto agree that after the Closing, the Purchaser (named herein) shall have no liability hereunder to the Seller except for intentional misrepresentation or fraud, the Seller shall have no liability hereunder to the Purchaser (named herein) except for intentional misrepresentation or fraud and the Seller shall look solely to the Purchaser's assignee hereunder for the observance and performance of all of the terms, covenants, obligations and conditions to be observed or performed by the Purchaser (named herein).

     20.  Entire Agreement, Amendments.

     All prior statements, understandings, representations and agreements between the parties, oral or written, are superseded by and merged in this Agreement, which alone fully and completely expresses the agreement between them in connection with this transaction and which is entered into after full investigation, neither party relying upon any statement, understanding, representation or agreement made by the other not embodied in this Agreement. This Agreement shall be given a fair and reasonable construction in accordance with the intentions of the parties hereto, and without regard to or aid of canons requiring construction against the Seller or the party drafting this Agreement. This Agreement shall not be altered, amended, changed, waived, terminated or otherwise modified in any respect or particular, and no consent or approval required pursuant to this Agreement shall be effective, unless the same shall be in writing and signed by or on behalf of the party to be charged.

     21.  Merger.

     Except for those obligations, liabilities, representations and warranties expressly made to survive herein and except as otherwise expressly provided herein or in the Conveyance Documents, the Purchaser's acceptance of the Deed shall be deemed a discharge of all of the obligations of the Seller hereunder and all of the Seller's representations, warranties, covenants and agreements herein shall merge in the documents and agreements executed at the Closing and shall not survive the Closing.

     22.  Limited Recourse.

     The Purchaser agrees that it does not have and will not have any claims or causes of action against any disclosed or undisclosed officer, director, employee, trustee, shareholder, partner, principal, parent, subsidiary or other affiliate of the Seller, including, without limitation, Dean Witter Realty Inc. and the parent and affiliates (other than the Seller) of Dean Witter Realty Inc. (collectively, the "Seller's
      Affiliates"), arising out of or in connection with  this
Agreement or the transactions contemplated hereby, provided that nothing herein shall be deemed to waive any claim that the Purchaser may have against any person or entity for fraud. The Purchaser agrees to look solely to the Seller and the Seller's assets directly attributable to the Building and the Seller Escrow Amount for the satisfaction of the Seller's liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties or other agreements of the Seller contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of the Seller's Affiliates with respect to any matters arising out of or in connection with this Agreement or the transactions contemplated hereby. The total liability of the Seller hereunder shall in no event exceed Two Hundred Seventy Thousand Dollars ($270,000). Nothing in this Section 22 shall be deemed to limit the rights of the Purchaser to bring an action for specific performance pursuant to the terms of this Agreement.

     To secure its obligations under this Agreement, the Seller agrees to deposit Two Hundred Seventy Thousand Dollars ($270,000) (the "Seller Escrow Amount") with the Escrow Agent at the Closing, which sum shall be held pursuant to the terms of the escrow agreement attached hereto as Exhibit L.

     23.  Miscellaneous.

     Neither this Agreement nor any memorandum thereof shall be recorded and any attempted recordation hereof shall be void and shall constitute a default. Each of the Exhibits and
Schedules referred to herein and attached hereto is incorporated herein by this reference. The caption headings in this Agreement are for convenience only and are not intended to be a part of this Agreement and shall not be construed to modify, explain or alter any of the terms, covenants or conditions herein contained. If any provision of this Agreement shall be unenforceable or invalid, the same shall not affect the remaining provisions of this Agreement and to this end the provisions of this Agreement are intended to be and shall be severable. This Agreement shall be interpreted and enforced in accordance with the laws of the State of New Jersey without reference to principles of conflicts of laws.

     24.  Time of the Essence.

Time is of the essence with respect to this Agreement, including but not limited to the occurrence of the Closing as of the scheduled date.

     25.  IRS Form 1099-S Designation.

        In order to comply with information reporting requirements of Section 6045(e) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations
      thereunder, the parties agree (i) to execute an IRS Form
1099-S Designation Agreement in the form attached hereto as Exhibit J at or prior to the Closing to designate the Title Company as the party who shall be responsible for reporting the contemplated sale of the Property to the Internal Revenue Service (the "IRS") on IRS Form 1099-S; (ii) to provide the Title Company with the information necessary to complete Form 1099-S; (iii) that the Title Company shall not be liable for the actions taken under this Section 25, or for the consequences of those actions, except as they may be the result of gross negligence or willful misconduct on the part of the Title Company; and (iv) that the Title Company shall be indemnified by the parties for any costs or expenses incurred as a result of the actions taken under this Section 25, except as they may be the result of gross negligence or willful misconduct on the part of the Title Company. The Title Company shall provide all parties to this transaction with copies of the IRS Forms 1099-S filed with the IRS and with any other documents used to complete IRS Form 1099-S.

     26.  Attorneys' Fees.

       In any event that at any time Seller or Purchaser shall institute any action or proceeding against the other relating to this Agreement or any default hereunder, then and in that event the prevailing party in such action or proceeding shall be entitled to recover from the other party its reasonable attorneys' fees which shall be deemed to have accrued on the commencement of such action or proceeding and shall be payable whether or not such action is prosecuted to judgment. This provision shall survive the Closing.

     27.  Counterparts.

              This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

                   [Signature Page Follows]

     IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

                          SELLER:

                          DEPTFORD CROSSING ASSOCIATES, L.P.

                              By:  LS Deptford Crossing, L.P.,
                                   its general partners

                                   By:  LS Deptford, Inc., its
                                          general partner


                                   By: /s/    Robert B. Austin
                                     Name:  Robert B. Austin
                                     Title:    Vice President



                          PURCHASER:

                          THE HUTENSKY GROUP, LLC


                               By:  /s/ Brad Hutensky
                                 Name:  Brad Hutensky
                                 Title: Managing Member